Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Compass Minerals International, Inc. Directors’ Deferred Compensation Plan of our report dated December 9, 2002 (except for Note 13, for which the date is May 8, 2003, except for Note 2.n., for which the date is November 3, 2003, and except for Note 19, for which the date is December 11, 2003) with respect to the combined and consolidated financial statements and schedule of Compass Minerals International, Inc. for the year ended December 31, 2001 included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

We also consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Compass Minerals International, Inc. Directors’ Deferred Compensation Plan of our report dated December 9, 2002 (except for Note 13, for which the date is May 8, 2003, except for Note 16, for which the date is November 3, 2003, and except for Note 15, for which the date is December 11, 2003) with respect to the combined and consolidated financial statements and schedule of Compass Minerals International, Inc. for the year ended December 31, 2001 included in its Registration Statement (Form S-1, No. 333-119288) and the related Prospectus, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Kansas City, Missouri

September 24, 2004